EXHIBIT 99.1

March 16, 2012

California Gold Corp.

4515 Ocean View Blvd., Suite 305

La Cañada, CA 91011

EXPLORATION DRILLING PROGRAM TO START AT California Gold Corp.’s AUROTELLURIO PROJECT

LOS ANGELES, Calif. – California Gold Corp. (OTC BB: CLGL) (“California Gold” or, the “Company”) today announced it is scheduling an April 2012 start for an exploration drilling program at the Company’s AuroTellurio Project, located in the La Bambolla gold-tellurium mining district near Moctezuma, Sonora, Mexico, near the northern city of Hermosillo. Six core holes will be drilled as part of this initial drilling program involving a total of 3,000 meters of diamond drilling. Geologic work, supplemented by two geophysical surveys, has delineated three drilling targets within California Gold’s mining concessions.

The principal target involves base and precious metal mineralization in a potentially large-tonnage, porphyry-type environment associated with a projected deep-seated igneous intrusion. The remaining two targets consist of separate precious metals vein systems (silver, gold) with associated tellurium mineralization, located proximate to the La Bambolla mine owned by Minera Teloro S.A. de C.V., reportedly a local subsidiary of First Solar, Inc., a major North American solar panel manufacturer.

The AuroTellurio project sits in a rugged mountainous area of northern Sonora with fairly good accessibility where California Gold controls two mining concessions with a total area of 76 square kilometers (18,831 acres). California Gold’s La Viuda mining concession is at about 1.2 kilometers (0.7 mile) south of the La Bambolla mine, which is well-known for its past mining of gold-tellurium-rich ores. Tellurium is utilized in the manufacturing of highly efficient panels used in the solar power industry. Based upon observations in the area, it is the Company’s belief that preparations are underway by Minera Teloro to reactivate mining activities at the tellurium-gold La Bambolla mine.

Based on geological interpretation, California Gold has outlined a large (5 Km x 2.5 Km), centrally-located oval-shaped area, elongated to the northwest, where an intrusion, believed to be the source of widespread alteration as well as of scattered gold-tellurium occurrences in the area, is projected to exist at depth. The Company’s target is visualized to be a large mineral deposit associated with a blind igneous intrusion at depth. This geological exploration model was corroborated by separate results of gravity and airmagnetics-radiometrics geophysical surveys carried out on the Company’s AuroTellurio concessions in 2011 by two different independent contractors.

Interpretation of the gravity data confirmed the geologic exploration model, and the Company is now focusing on the intrusive area (covering 800 x 1,400 meters; 0.5 x 0.87 miles) which is in the southern third of the original oval area referenced above. A second confirmation of this data was provided by the results of a subsequent helicopter-borne magnetics-radiometrics survey recently completed for the Company.

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Both geophysical surveys outlined their respective anomalous responses in the same location with strong correlation. These geophysical results, therefore, further strengthen the Company’s current exploration model, and have contributed to the selection of specific drill sites to test the deep target. The depth to the top of the intrusion is projected to be 400 meters (about 1,300 feet). Two 700-meter drill holes have been tentatively scheduled to test the deep target. The distance between these two drill holes is approximately 1,000 meters (0.62 miles).

The two remaining targets, La Viuda and Target 1, were selected on the basis of geology and, in the case of Target 1, with the inclusion of geophysical data. Two drill holes in the La Viuda target area will test for precious metal mineralization, principally silver, and the possibility of gold-tellurium at depth. The Company is aware of the economic value of mineralized occurrences in the region such as La Bambolla. If found intact, such occurrences have the potential to yield economically viable precious metal deposits. Finding such a deposit is the objective of the Company’s planned drilling at La Viuda and Target 1.

Target 1 is on a major regional structure known as the La Bambolla Linear which has been outlined in the Company’s airmagnetics-radiometric surveys. This target is about 2 kilometers (1.8 miles) southeast of the La Bambolla mine which also occurs along the same structure. Geological features and sampling results in this target area suggest that the exposures observed on the surface show strong fracturing, quartz veining and detectable tellurium.

The results of the company’s geophysical surveys at its AuroTellurio property have also outlined other significant areas for further detailed mapping and sampling within the Company’s concessions.

For more information on the Company and its projects, go to the California Gold website: www.californiagoldcorp.com.

Contact:	California Gold Corp.
George Duggan
(818)542-6891

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Forward-Looking Statements

Certain statements in this news release are forward-looking. All statements other than statements of historical facts included in this news release including, without limitation, statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should” or similar expressions or variations on such expressions are forward-looking statements. The Company can give no assurances that the assumptions upon which the forward-looking statements are based will prove to be correct. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause the Company’s actual results to differ materially from the forward-looking statements including, but not limited to, the Company’s ability to successfully start and complete its exploration drilling program at its AuroTellurio Project in Mexico, to establish technical and managerial infrastructure, to raise the required capital to take advantage of and successfully complete its AuroTellurio Project, future economic conditions, political stability and business conditions in Mexico and fluctuations in rare and precious metal prices. For further information about the risks faced by the Company and it AuroTellurio Project, see the “Risk Factors” section in the Company’s Form S-1 filed with the Securities and Exchange Commission on February 10, 2012. The Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this news release to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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